Exhibit 99.1:

PRESS RELEASE

FOR IMMEDIATE RELEASE

Southern Community Financial Corporation
Reports Increased Earnings for the Quarter and Six Months Ended June 30, 2005

Winston-Salem, North Carolina, July 27, 2005 – Southern Community Financial Corporation (Nasdaq: SCMF; SCMFO) (the “Company”), the holding company for Southern Community Bank and Trust, reported operating results for the three and six-month periods ended June 30, 2005. For the second quarter ended June 30, 2005, the Company reported net income of $2.1 million, up 5.8% from $2.0 million in the year ago period. This represents basic earning per share of $0.12, an increase of 5.1% over the second quarter of 2004, and earnings per diluted share, of $0.11, remaining constant from the second quarter of 2004. For the six month period ended June 30, 2005, net income totaled $3.7 million, an increase of 0.7% from $3.6 million for the same six month period in 2004.

Highlights for 2005:

•	Achieved year-over-year asset growth of 11%;

•	Achieved year-over-year growth in non-interest bearing deposits of 26%;

•	Paid an annual cash dividend of $0.12 per share on March 15, 2005, an increase of 9% over the prior year’s dividend, and our first quarterly cash divided of $0.03 per share on June 1, 2005;

•	Authorized a stock repurchase plan of up to 300,000 shares of common stock;

•	Began construction of a regional banking office in Greensboro to be completed by the end of 2005;

•	Hired David Hinshaw as Chief Financial Officer.

Driven by continued growth in the loan portfolio and higher interest rates, interest income for the second quarter of $16.6 million was up 25.8% over the second quarter of 2004. Net interest income for the second quarter rose to $9.2 million, a 6.3% increase over the $8.6 million reported in the same quarter a year ago. Year to date, net interest income has risen to $18.2 million from $17.1 million for the first six months of 2004, a rise of 6.7%. Second quarter 2005 net interest margin contracted 7 basis points to 3.20% from 3.27% in the first quarter of 2005 due to the increased flattening of the yield curve.

Non-interest income increased 4.2% to $1.9 million for the three-month period ended June 30, 2005 from $1.8 million in the prior year period. As for the six months ended June 30, 2005, non-interest income was $3.6 million as opposed to the $3.3 million reported for the same period in 2004, an increase of 8.8%. The Company’s non-interest expense for the quarter increased by 9.2% over the second quarter of 2004 and totaled $7.3 million compared to $6.7 million in the same period one year ago, but was down from the $7.9 million of non-interest expense in the first quarter of 2005.

As of June 30, 2005, the Company posted total assets of $1.3 billion, an increase of 5.0%, or $61.8 million from the balance recorded at March 31, 2005. The Bank’s loan portfolio, net of allowance for loan losses, increased to $833.5 million in the current quarter, an increase of $35.9 million, or 4.5% over the first quarter of 2005, and an increase of $105.8 million, or 14.3% over June 2004. Total deposits expanded by $32.8 million, or 3.9% over the last reported period to $869.8 million at June 30, 2005 including a $15.8 million increase in non-interest bearing deposits to $112.8 million at quarter end.

The Company’s allowance for loan losses equaled $12.4 million, or 1.46% of total loans and 177% of non-performing loans at June 30, 2005. The Company continued to see substantial improvement in asset quality as non-performing assets as a percentage of total assets amounted to 0.56% at June 30, 2005 compared to 0.71% at March 31, 2005. Non-performing assets decreased $1.5 million during the quarter to $7.3 million at June 30, 2005. Annualized net charge-offs decreased to .12% of average loans from .16% in the first quarter of 2005.

At June 30, 2005, stockholders’ equity totaled $135.8 million and represented 10.4% of total assets. Stockholders’ equity increased $6.7 million or 5.2% from $129.1 million for the year ago period. Regulatory capital ratios are all in excess of the “well-capitalized” threshold.

Southern Community Financial Corporation Chairman, and Chief Executive Officer F. Scott Bauer commented, “We are pleased to have improved operating performance during the second quarter despite the margin challenges presented by a flatter yield curve environment. Our loan growth continues to be very strong, credit quality is excellent, and we are encouraged by the continued growth in non-interest bearing deposits, which will have a beneficial impact in the coming quarters. Operating expenses improved compared with the first quarter of 2005, which was negatively impacted by some unusual expenses. We are well-positioned and excited about our future.”

Southern Community Financial Corporation is headquartered in Winston-Salem, North Carolina and is the holding company of Southern Community Bank and Trust, a community bank, with eighteen banking offices throughout the Piedmont Triad region of North Carolina.

Southern Community Financial Corporation’s common stock and trust preferred securities are listed on the NASDAQ National Market under the trading symbols SCMF and SCMFO, respectively. Additional information about Southern Community is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.

This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the Company’s results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

Southern Community Financial Corporation
(Amounts in thousands except per share data) (Unaudited)	For the three months ended	Six months ended

	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
Income Statement	2005	2005	2004	2004	2004	2005	2004
Total Interest Income	$16,554	$15,340	$14,744	$13,909	$13,154	$31,894	$26,003
Total Interest Expense	7,368	6,304	5,674	5,061	4,513	13,672	8,922

Net Interest Income	9,186	9,036	9,070	8,848	8,641	18,222	17,081
Provision for Loan Losses	475	395	350	575	717	870	1,314
Net Interest Income after Provision for Loan Losses	8,711	8,641	8,720	8,273	7,924	17,352	15,767
Non-Interest Income
Service Charges on Deposit Accounts	908	839	1,109	828	815	1,747	1,565
Other Income	946	907	1,140	1,020	965	1,853	1,744

Total Non-Interest Income	1,854	1,746	2,249	1,848	1,780	3,600	3,309
Non-Interest Expense
Salaries and Employee Benefits	3,881	3,978	3,297	3,473	3,525	7,859	6,979
Occupancy and Equipment	1,372	1,342	1,217	1,068	1,040	2,714	2,067
Other	2,090	2,577	2,633	2,355	2,161	4,667	4,431

Total Non-Interest Expense	7,343	7,897	7,147	6,896	6,726	15,240	13,477
Income Before Taxes	3,222	2,490	3,822	3,225	2,978	5,712	5,599
Provision for Income Taxes	1,152	890	1,469	1,119	1,021	2,042	1,956

Net Income	2,070	1,600	2,353	2,106	1,957	3,670	3,643

Net Income per Share
Basic	$0.12	$0.09	$0.13	$0.12	$0.11	$0.21	$0.22
Diluted	$0.11	$0.09	$0.13	$0.12	$0.11	$0.20	$0.21

Balance Sheet	June 30,	March 31,	December 31,	September 30,	June 30,
	2005	2005	2004	2004	2004
Assets
Cash and due from Banks	$31,129	$19,560	$17,758	$19,544	$24,447
Federal Funds Sold & Int Bearing Balances	752	1,755	80	1,231	4,349
Investment Securities	328,802	315,627	312,909	301,736	315,147
Loans	845,847	809,733	796,103	777,368	740,074
Allowance for Loan Losses	(12,365)	(12,133)	(12,537)	(12,629)	(12,567)

Net Loans	833,482	797,600	783,566	764,739	727,507
Bank Premises and Equipment	28,943	28,138	28,325	26,755	25,320
Goodwill	49,603	49,603	50,135	50,351	50,063
Other Assets	32,976	31,640	29,589	31,104	29,603

Total Assets	$1,305,687	$1,243,923	$1,222,361	$1,195,460	$1,176,436

Liabilities and Stockholders’ Equity
Deposits
Non-Interest Bearing	112,764	96,917	98,519	87,118	89,358
Interest Bearing	757,066	740,119	746,709	751,775	705,454

Total Deposits	869,830	837,036	845,228	838,893	794,812
Borrowings	290,113	263,622	233,141	212,557	245,971
Accrued Expenses and Other Liabilities	9,973	8,241	7,086	9,228	6,574

Total Liabilities	1,169,916	1,108,899	1,085,455	1,060,678	1,047,357
Total Stockholders’ Equity	135,771	135,024	136,906	134,782	129,079

Total Liabilities and Stockholders’ Equity	$1,305,687	$1,243,923	$1,222,361	$1,195,460	$1,176,436

Book Value per Share	$7.61	$7.53	$7.68	$7.57	$7.29

As of or for the three months ended

As of or for the six months ended

	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
	2005	2005	2004	2004	2004	2005	2004
Per Share Data:
Basic Earnings per Share	$0.12	$0.09	$0.13	$0.12	$0.11	$0.21	$0.22
Diluted Earnings per Share	$0.11	$0.09	$0.13	$0.12	$0.11	$0.20	$0.21
Book Value per Share	$7.61	$7.53	$7.68	$7.57	$7.29	$7.61	$7.29
Cash dividends paid	$0.03	$0.12				$0.15	$0.11
	(2)	(1)				(1), (2)	(2)
Selected Performance Ratios:
Return on Average Assets (annualized) ROA	0.65%	0.52%	0.78%	0.71%	0.68%	0.59%	0.64%
Return on Average Equity (annualized) ROE	6.14%	4.79%	6.93%	6.24%	5.97%	5.47%	5.76%
Return on Tangible Equity (annualized)	9.98%	7.82%	11.35%	10.34%	9.94%	8.91%	9.82%
Net Interest Margin	3.20%	3.27%	3.29%	3.28%	3.32%	3.23%	3.35%
Net Interest Spread	2.88%	2.98%	3.03%	3.07%	3.10%	2.93%	3.12%
Non-interest Income as a % of Revenue	16.79%	16.19%	19.87%	17.28%	17.08%	16.50%	16.23%
Non-interest Income as a % of Average Assets	0.59%	0.57%	0.74%	0.62%	0.62%	0.58%	0.58%
Non-interest Expense to Average Assets	2.35%	2.59%	2.36%	2.33%	2.33%	2.45%	2.37%
Efficiency Ratio	66.51%	73.24%	63.14%	64.47%	64.54%	69.84%	66.10%
Asset Quality:
Nonperforming Loans	$6,969	$7,910	$2,174	$1,942	$2,536	$6,969	$2,536
Nonperforming Assets	$7,284	$8,795	$3,260	$2,972	$2,992	$7,284	$2,992
Nonperforming Loans to Total Loans	0.82%	0.98%	0.27%	0.25%	0.34%	0.82%	0.34%
Nonperforming Assets to Total Assets	0.56%	0.71%	0.27%	0.25%	0.25%	0.56%	0.25%
Allowance for Loan Losses to Period-end Loans	1.46%	1.50%	1.57%	1.62%	1.70%	1.46%	1.70%
Allowance for Loan Losses to Nonperforming Loans (X)	1.77	1.53	5.77	6.50	4.96	1.77	4.96
Net Charge-offs to Average Loans (annualized)	0.12%	0.16%	0.20%	0.27%	0.15%	0.14%	0.15%
Capital Ratios:
Equity to Total Assets	10.40%	10.85%	11.20%	11.27%	10.97%	10.40%	10.97%
Tangible Equity to Total Tangible Assets (3)	6.69%	6.97%	7.21%	7.21%	6.83%	6.69%	6.83%

(1) — Represents an annual dividend.

(2) — Represents a quarterly dividend.

(3) — Tangible Equity to Total Tangible Assets is period-ending equity less intangibles of $51.9 million, divided by period-ending assets less period end intangibles of $51.9 million.

Management provides the above non-GAAP measure, footnote (3) to provide readers with the impact of purchase accounting on this key financial ratio.